plante moran

Plante & Moran, PLLC
Suite 600
8181 E. Tufts Avenue
Denver, CO 80237
Tel: 303.740.9400
Fax: 303.740.9009
plantemoran.com

June 29, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners,

We have read the Item 4.01 included in the Form 8-K of Solitario Zinc Corp., which we understand will be filed with the Securities and Exchange Commission on or soon after June 30, 2023 in regard to its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Plante & Moran, PLLC
Denver, Colorado